Exhibit 32.2

Certification of United Air Lines, Inc.

Pursuant to 18 U.S.C. 1350

(Section 906 of the Sarbanes-Oxley Act of 2002)

Each undersigned officer certifies that to the best of his knowledge based on a review of Amendment No. 1 to the annual report on Form 10-K for the period ended December 31, 2010 of United Air Lines, Inc. (the “Report”):

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of United Air Lines, Inc.

Date: October 28, 2011

/s/ Jeffery A. Smisek
Jeffery A. Smisek
Chairman, President and Chief Executive Officer

/s/ Zane C. Rowe
Zane C. Rowe
Executive Vice President and Chief Financial Officer